Exhibit 99.2

December 6, 2016

Dear Fellow Stockholder:

I am writing to you today to make you aware that the CNL Lifestyle Properties Board of Directors has unanimously approved a $2.10 per share estimated net asset value (NAV) as of November 30, 2016. This value takes into consideration our pending sale agreement with EPR and Ski Resort Holdings and the $0.50 per share distribution made in November. CNL Lifestyle Properties has established this estimated NAV to assist broker-dealers in determining statement values for their client’s accounts. The purpose of this letter is to simply make you aware of the revised estimated NAV and requires no action on your part.

On November 2, 2016, we announced a definitive agreement to sell our remaining assets for $830 million and move toward the dissolution of the company. Based on the pending transaction, we indicated that the total range of distributions is expected to be between $2.60 and $2.75 per share of common stock. At the same time, we also announced a special distribution of $0.50 per share, which was sent to you on November 14, 2016.

Prior to these announcements, CNL Lifestyle Properties’ most recent estimated NAV per share was $3.05 as of December 31, 2015. As a reminder, this took into consideration the $1.30 per share special distribution you received in December 2015.

In closing, I want to remind you that stockholder approval is necessary for the pending sale of our remaining assets and the liquidation and dissolution of the company. We are currently waiting for the Securities and Exchange Commission to review the final proxy statement which outlines this proposal in detail. Once it is approved, you will receive it in the mail and I ask you to take the time to review it carefully. This transaction cannot occur without your vote, so please be sure to vote your shares as soon as possible. Voting early will help us reduce expenses related to the proxy solicitation.

Please visit CNLLifestyleREIT.com to review other information about your investment. If you have questions, please contact CNL Client Services at 866-650-0650, option 3.

Sincerely,

Stephen H. Mauldin

Chief Executive Officer and President

cc: Financial Representative

1 The estimated NAV per share was established in accordance with the Investment Program Association’s Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITS (IPA Guidelines), which the REIT and other non-traded REITs typically align themselves with, use to determine their estimated NAV. The estimated NAV per share is a snapshot in time and is not necessarily indicative of the value the company or stockholders may receive if the company were to list its shares or liquidate its assets, now or in the future. The IPA is a trade industry organization of which CNL affiliates are a member. There is no assurance that the IPA Guidelines are acceptable to the SEC, FINRA or under ERISA for compliance with reporting requirements.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on current expectations and may be identified by words such as “believes,” “anticipates,” “expects,” “may,” “could” and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict, including the amount and timing of anticipated future distributions, estimated per share net asset value of the company’s stock and/or other matters. The company’s forward-looking statements are not guarantees of future performance. Stockholders and financial advisors should not place undue reliance on forward-looking statements.

Additional Information about the Proposed Transactions and Where to Find It

The company plans to file with the SEC a preliminary proxy statement for the proposed transactions. A definitive proxy statement will be mailed to the company’s stockholders. THE DEFINITIVE PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED SALE OF THE PROPERTIES, THE PLAN OF DISSOLUTION, AND RELATED MATTERS. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE TRANSACTIONS, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY MATERIALS CAREFULLY WHEN THEY ARE AVAILABLE. The proxy statement and other documents, when filed with the SEC, can be obtained free of charge through the website maintained by the SEC at sec.gov, at the company’s website at cnllifestylereit.com under the tab “Investor Relations” and then “SEC Filings” and on EPR’s website at eprkc.com under the tab “Investor Center” and “SEC Filings.”

Participants in the Solicitation

The company and its directors and executive officers and EPR and its trustees and executive officers and other members of their respective management and employees may be deemed participants in the solicitation of proxies from the company’s stockholders in connection with the proposed transactions. Information regarding the special interests of these directors, trustees and executive officers in the proposed transactions will be included in the definitive proxy statement/prospectus referred to above. Additional information regarding the company’s directors and executive officers is also included in the company’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2015, which was filed with the SEC on March 28, 2016. Additional information regarding EPR’s trustees and executive officers is also included in EPR’s proxy statement for its 2016 Annual Meeting of Shareholders, which was filed with the SEC on April 1, 2016, and in Form 4s of EPR’s trustees and executive officers filed with the SEC. The filed documents are available free of charge at the SEC’s website at sec.gov and from the company and EPR by contacting them as described above.